Dated 19 September 2011

GLOBAL PHARM HOLDINGS GROUP, INC.
as issuer

- and -

BLAZER DELIGHT LIMITED
as Purchaser

SUBSCRIPTION AGREEMENT

Roome Puhar
in association with
Bingham McCutchen LLP
Suites 4901-4904
One Exchange Square
8 Connaught Place
Central Hong Kong

THIS AGREEMENT is dated 19 September 2011

BETWEEN:

(1)
GLOBAL PHARM HOLDINGS GROUP, INC., a company incorporated under the laws of the State of Delaware, the U.S.A. and having its registered office at 2711 Centerville Rd., Ste. 400, Wilmington, DE and its principal place of business at Room 2503-2505, New World Center, No. 6009 Yitian Road, Futian District, Shenzhen, China (the “Company”); and

(2)
BLAZER DELIGHT LIMITED, a company incorporated under the laws of the British Virgin Islands and having its registered office at Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (the “Purchaser”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1
Except as otherwise provided in this Agreement, terms and expressions defined in the Bond Instruments shall have the same meaning when used in this Agreement (including the recitals and the Schedules) and the following expressions shall, unless the context otherwise requires, have the following meanings:

“Additional Bonds”	means US$5,000,000 aggregate principal amount of the Bonds to be issued on the Additional Closing Date;

“Additional Closing Date”	means the date which is the twentieth (20th) Business Day after the date of the First Closing (or such other date as the Company and the Purchaser may agree in writing);

“Additional Conditions Precedent”	means the conditions precedent applicable to the issue of the Additional Bonds under Clause 4;

“Articles”
means the articles of association, certificate of incorporation or bylaws (or other equivalent constitutional document) of each Obligor (other than Mr Yin Yun-lu), to the extent applicable, as amended from time to time;

“Board”	means the board of directors of the Company;

“Bonds”
means zero interest convertible bonds in registered form in the aggregate principal amount of up to US$15,000,000  constituted by the Bond Instruments and for the time being outstanding or, as the context may require, any number or amount of such bonds;

“Bond Instrument” or “Bond Instruments”	means the deed or deeds to be executed by the Company constituting the Bonds, in the form attached hereto as Schedule 2;

“Bondholder Director”	shall have the meaning assigned thereto in the Investor Rights Deed;

“Closings”
means completion of the subscription and issue of the Initial Bonds and the Additional Bonds, as applicable and performance by the parties of their respective obligations pursuant to the terms of this Agreement, each a “Closing”;

“Closing Dates”	means the Initial Closing Date and the Additional Closing Date, each a “Closing Date”;

“Conditions”	means the terms and conditions of the Bonds;

“Conditions Precedent”	means, collectively the Initial Conditions Precedent and the Additional Conditions Precedent, as set out collectively in Clause 4;

“Conversion Share(s)”	means the new Share(s) to be allotted and issued upon conversion of the Bonds, pursuant to the Bond Instruments and the Conditions;

“Encumbrance”
means any option, right to acquire, right of conversion, right of pre-emption, right of first refusal, restriction on transfer, equity, claim, charge (whether fixed or floating), mortgage, pledge, lien, assignment, power of sale, hypothecation, title retention or other third party right or security interest of any kind and any agreement, arrangement or obligation (including any conditional obligation) to create any such right or interest;

“Event of Default”	means an event described as an “Event of Default” under the Bonds and in the Conditions;

“First Closing”	means the Closing occurring on the Initial Closing Date;

“Group”	means the Company and the Subsidiaries of the Company;

“Individual Guarantee”	the personal guarantee to be entered into between the Individual Guarantor and the Purchaser in the form agreed between the parties thereto as at the date of this Agreement;

“Initial Bonds”	means US$10,000,000 aggregate principal amount of the Bonds to be issued on the Initial Closing Date;

“Initial Closing Date”	means the date which is two Business Days after the date on which the Initial Conditions Precedent are satisfied or waived (or such other date as the Company and the Purchaser may agree in writing);

“Initial Conditions Precedent”	means the Conditions Precedent applicable to the issue of the Initial Bonds under Clause 4;

“Intellectual Property Rights”
all intellectual property used, owned, or required to be used, by the Group in, or in connection with, the business of the Group including trade marks, service marks, patents, design rights, trade marks and service marks, trade and business names, rights in any get-up or trade dress, copyrights, domain names, inventions, technology, know-now, trade secrets and Proprietary Information, whether registered or unregistered, registrable or unregistrable and include all applications for any of the foregoing;

“Loss”
means, in respect of any matter, event or circumstances, all demands, liabilities, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses (including Taxes), disbursements and other losses of any kind whatsoever arising;

“Observer”	shall have the meaning assigned thereto in the Investor Rights Deed;

“Pacific Asia Pharm Investment Group Co., Ltd.”	a company incorporated under the laws of British Virgin Islands having its registered office at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands;

“Party”	means a party to this Subscription Agreement;

“Proceedings”
means any proceeding, suit or action arising out of or in connection with this Agreement or its subject matter (including its validity, formation at issue, effect, interpretation, performance or termination) or any transaction contemplated by this Agreement;

“Proprietary Information”
means all information (not in the public domain) concerned with the operation of any technology or process, trade secrets, the design or development of any products or schemes; the marketing of any products or services, including customer lists, financial information, sales statistics, survey reports and market share data;

“Purchaser Indemnitees”	has the meaning given to it in Clause 7;

“Quantum Magic Integrator Capital Co., Ltd.”	a company incorporated under the laws of British Virgin Islands having its registered office at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands;

“Second Closing”	means the Closing occurring on the Additional Closing Date;

“Share” and “Shares”
shares of the common stock of par value US$0.001 each in the capital of the Company or shares of any class or classes resulting from any sub-division, consolidation or re-classification of such shares, which as between themselves have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company;

“Tax”
means all forms of taxation, duties, levies, imposts and other similar impositions of any jurisdiction whether central, regional or local (including corporate income tax, value added tax, goods and services tax, personal income tax, withholding tax, import tax, export tax, stamp duty and other transaction or documentary taxes, social security and state pension contributions, taxes arising from the ownership of any property or assets, payroll and employment taxes, taxes arising on the sale, lease, hire, gift or other disposal of real or personal assets or property, and taxes of any kind whatsoever), together with any interest and levies and all penalties, charges, costs and additions to tax in relation to any of the foregoing or resulting from failure to comply with the provisions of any legislation, enactment or other law relating to the foregoing; and

“Warranties”	has the meaning given to it in Clause 6 (and “Warranty” refers to any or a specific one of the Warranties).

1.2	References to “this Agreement” shall include the Recitals and the Schedules (unless the context requires otherwise).

1.3
References to “this Agreement” or to any other agreement or document referred to in this Agreement means this agreement or such other agreement or document as amended, varied, supplemented, modified or novated from time to time, and includes the Schedules and any schedules to any such other agreement or document.

1.4	References to a “Clause”, a “Recital”, a “Schedule” and an “Annex” are references, respectively, to a clause of, and a recital, a schedule and an annex to, this Agreement.

1.5
References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively replaced, amended or re-enacted (whether before or after the date of this Agreement) from time to time or as the application is modified by other provisions from time to time and shall include references to any provisions of which there are re-enactments (whether with or without modification) and any subordinate legislation or regulations made under such provisions.

1.6	Words importing the singular include the plural and vice versa, and words importing a gender include every gender.

1.7	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.8	The Schedules shall have the same effect as if set out in this Agreement.

1.9
A reference to any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall (in respect of any jurisdiction other than Hong Kong) be deemed to include what most nearly approximates the Hong Kong legal term in that jurisdiction and references to any Hong Kong statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction.

1.10	The words “include” and “including” shall be construed without limitation.

2.	ISSUE OF THE INITIAL BONDS AND ADDITIONAL BONDS

2.1	The Company shall issue:

(a)
subject to the satisfaction (or waiver as the case may be) of the Initial Conditions Precedent, on the Initial Closing Date, the Initial Bonds free and clear from all Encumbrances to the Purchaser; and

(b)
subject to the satisfaction (or waiver as the case may be) of the Additional Conditions Precedent, on the Additional Closing Date, the Additional Bonds free and clear from all Encumbrances to the Purchaser;

in accordance with the terms of this Agreement.

2.2	The Purchaser shall purchase:

(a)
subject to the satisfaction (or waiver as the case may be) of the Initial Conditions Precedent, on the Initial Closing Date, the Initial Bonds free and clear from all Encumbrances from the Company; and

(b)
subject to the satisfaction (or waiver as the case may be) of the Additional Conditions Precedent, on the Additional Closing Date, the Additional Bonds free and clear from all Encumbrances from the Company;

in accordance with the terms of this Agreement.

3.	LISTING OF SHARES

3.1	The Bonds will not be listed on any stock exchange.

4.	CONDITIONS PRECEDENT

4.1
The obligation of the Purchaser to pay or cause to be paid the subscription moneys for the Bonds subscribed by it in accordance with this Agreement on each Closing Date is subject to fulfillment, to the satisfaction of the Purchaser in its sole and absolute discretion, of the following conditions precedent (and for the avoidance of doubt the Second Closing will be subject to each of these conditions being and remaining fulfilled as at the Second Closing, even if the conditions have been already fulfilled for the First Closing):

(a)
the passing of the resolutions on or before such Closing Date by the shareholders of each Obligor (other than Mr Yin Yun-lu) approving, inter alia, and to the extent applicable, this Agreement and the other Finance Documents to which each Obligor is a party and the transactions contemplated hereunder and under the other Finance Documents;

(b)	from the date of this Agreement and at any time before the applicable Closing, that

(i)
each of the Warranties that is qualified as to materiality having remained true, accurate and correct in all respects and not misleading in any respect or in breach in any respect and that no events have suggested there were any breach in any respect of any such Warranties; and

(ii)
each of the other Warranties having remained true, accurate and correct in all material respects, not misleading in any material respect or in breach in any material respect and that no events have suggested there were any breach in any material respect of any such Warranties or other provisions of this Agreement by the Company;

(c)	the Company having performed in all material respects all the covenants, undertakings and obligations which it is required to perform prior to the applicable Closing under this Agreement;

(d)
there being no event existing or having occurred and no condition being in existence which would (had the Bonds already been issued) constitute an Event of Default and no event or act having occurred which (with the giving of notices, or the lapse of time, or both) would (had the Bonds already been issued) constitute an Event of Default;

(e)	the conditions precedent to each of the Finance Documents as specifically mentioned in each of such Finance Documents shall have been fulfilled;

(f)
there shall not have been, in the opinion of the Purchaser since the date of this Agreement, any material change, or any development or event involving a prospective material change in the business or operations of the Group;

(g)
there shall have been delivered to the Purchaser certified copies of the shareholder registry of Quantum Magic Integrator Capital Co., Ltd. and Pacific Asia Pharm Investment Group Co., Ltd. evidencing the acquisition thereof by the Company; and

(h)
there shall have been delivered to the Purchaser written confirmation by email or in any other form, as to (i) the valid establishment and lawful operation of each PRC subsidiary of the Company; (ii) the legality with respect to the acquisition (through relevant intermediate offshore companies) of each PRC subsidiary by the Company and the Company's offshore Reverse Merger (as defined in the Company's report) in 2010; and (iii) the legality of the conclusion and performance of the earn-in agreement by the PRC individual shareholders of the Company.

4.2
The Company undertakes to the Purchaser to use all reasonable endeavours to procure that the conditions set forth in this Clause 4 are fulfilled. If any of the conditions set forth in this Clause 4 is not satisfied on or prior to either of the respective Closing Date, the parties hereto shall be released and discharged from their respective obligations relating to the Bonds to be issued and subscribed on that date (except for the liability of the Company for the payment of expenses as provided in Clause 8 (Expenses and Payments) and the respective obligations of the parties pursuant to Clause 10 (Survival of Representations and Obligations).  Subject to Clause 8.2, the Company agrees to make the payments referred to in Clause 8, in any case within 5 Business Days of receiving a written request, for which it is responsible whether or not the subscription and sale of the Bonds is consummated.

4.3
The Purchaser may at its sole and absolute discretion at any time waive in writing any of the Conditions Precedent set out in Clause 4.1 (save and except Clauses 4.1(a), (to the extent it is capable of waiving)) and such waiver may be made subject to such terms and conditions as are determined by the Purchaser at its sole and absolute discretion.

5.	CLOSINGS

5.1
Subject to the satisfaction (or waiver as the case may be) of all the relevant Conditions Precedent at each Closing, such Closing shall take place at 2:00 p.m. (Hong Kong time) on the applicable Closing Date at the Hong Kong office of the solicitors of the Company (or at such other place and time as the Company and the Purchaser may agree).

5.2
On or before the First Closing, as applicable, the Company shall procure that a meeting of the Board (or a duly authorised committee of such Board) is duly convened and held, or execute written resolutions, in each case in accordance with the Articles at which, or through which, the Board (or such committee) approves the execution of the Bonds (and the Certificates) and the Bond Instruments in accordance with this Agreement and the performance of the Company’s other obligations under the Bonds and the Bond Instruments, and, in relation to the Company, the issue of the Conversion Shares upon conversion of the Bonds.

5.3	At each Closing:

(a)	the Company shall do all (but not part only unless the Purchaser so agrees) of the following:

(i)	issue such Bonds to the Purchaser free and clear from all Encumbrances;

(ii)
deliver to the Purchaser a copy of the resolutions of the meeting(s) of the Board certified as true and complete copies of the originals by a Director approving and/or ratifying the execution of this Agreement and the performance of the Company’s obligations under this Agreement and the matters set out in Clause 5.2; and

(iii)
procure the entry in the register of holders of the Bonds which shall be maintained by the Company in accordance with the requirements of such Bond Instruments of the name of the Purchaser as the holder of such Bonds, and deliver to or to the order of the Purchaser Certificate(s) (in such number as shall have been notified by the Purchaser to the Company at least two Business Days prior to such Closing) by the Company representing the full amount of the Bonds and substantially in the form set out in such Bond Instruments.

(b)
on or prior to the First Closing, the Finance Documents (excluding the Additional Bonds and the Bond Instrument governing the Additional Bonds), each in a form agreed to by the Purchaser and the Company prior to the time of this Agreement, shall have been executed by all the Parties thereto on or prior to such Closing;

(c)
on or prior to the Second Closing, the Additional Bonds and the Bond Instrument governing the Additional Bonds, each in a form agreed to by the Purchaser and the Company prior to the time of this Agreement, shall have been executed by the Company on or prior to such Closing;

(d)
there shall have been delivered to the Purchaser (in the forms (to the extent that such forms are available at the date of this Agreement)) attached hereto as Annexes A and B), opinions addressed to the Purchaser, dated each Closing Date, of:

(i)	Chapman & Co., legal advisor to the Obligors as to Hong Kong law; and

(ii)	Proskauer Rose LLP, legal advisor to the Obligors as to United States and Delaware law;

and such other resolutions, consents, authorities and documents relating to the issue of the Bonds and/or required under or pursuant to the Finance Documents, as the Purchaser may reasonably require;

(e)
on or prior to the First Closing, each Obligor (other than Mr Yin Yun-lu) shall have delivered to the Purchaser solicitor’s certified true copies of the relevant resolutions and board minutes and other corporate proceedings, in each case  approving the Bonds and the other Finance Documents to which it is a party and the transactions contemplated under this Agreement;

(f)
on or prior to the First Closing, there shall have been delivered to the Purchaser all the documents which effect the appointment of a Bondholder Director and an Observer to the Board pursuant to the terms of the Investor Rights Deed;

(g)	on or prior to the First Closing, the Purchaser shall have been delivered the Charged Shares together with an instrument of transfer as provided in the Share Charge;

(h)
on or prior to the First Closing, the Purchaser shall have had delivered to it the notes or instruments together with instruments of transfer or assignments as provided in the Assignment Agreement (in respect of any relevant loans made by the Company prior to or as at the First Closing);

(i)
on or prior to the Second Closing, the Purchaser shall have had delivered to it the notes or instruments together with instruments of transfer or assignments as provided in the Assignment Agreement (in respect of any relevant loans made by the Company prior to or as at the Second Closing); and

(j)
the Purchaser shall pay or cause to be paid to the Company the aggregate principal amount of the Bonds to be acquired on such Closing Date (less, in the case of the First Closing, the sum of US$250,000) by remitting the same to such bank account as shall have been notified by the Company to the Purchaser not less than one Business Day prior to the corresponding Closing Date or in such other manner as the Company and the Purchaser may agree (for the avoidance of doubt, any bank charges for the remittance thereof shall be borne by the Company).

5.4	The Purchaser shall not be obliged to perform any of its obligations under this Agreement unless the Conditions Precedent and the requirements for the Closings hereunder shall have occurred.

6.	REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

6.1
As a condition of the obligations of the Purchaser to subscribe for the Bonds, the Company represents and warrants to the Purchaser on the terms (the “Warranties”) set out in Schedule 1 and as hereinafter provided.

6.2	Save where the relevant Warranty refers specifically to a fact as at the date of this Agreement:

(a)
each of the Warranties that is qualified as to materiality is true, correct and accurate as of the date of this Agreement and shall be fulfilled down to and shall be true, correct and accurate in all respects and not misleading in any respect at each of the Closings, as applicable, and shall be deemed to be repeated by the Company as at the applicable Closing Date, as if all references therein to the date of this Agreement were references to the applicable Closing Date; and

(b)
each of the other Warranties is true, correct and accurate as of the date of this Agreement in all material respects and shall be fulfilled down to and shall be true, correct and accurate in all material respects and not misleading in any material respect at each of the Closings, as applicable, and shall be deemed to be repeated by the Company as at such Closing Date, as if all references therein to the date of this Agreement were references to such Closing Date.

6.3
Insofar as the Warranties relate in whole or in part to matters of fact they shall constitute representations by the Company upon the faith of which the Purchaser has entered into this Agreement and each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

6.4
The Company shall procure that (except only to such extent as may be necessary to give effect to this Agreement) neither the Company nor any of the Subsidiaries of the Company shall do or omit to do any act prior to each of the Closings, as applicable, which would:

(i)	in the case of Warranties that are qualified as to materiality, constitute a breach of any of such Warranties or which make any of such Warranties inaccurate or misleading in any respect; or

(ii)	in the case of the other Warranties, constitute a breach, in a material respect, of any of such Warranties or which make any of such Warranties inaccurate or misleading in any material respect.

6.5
The rights and remedies of the Purchaser in respect of a breach of the Warranties shall not be affected by the Closings. The Company acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties.

6.6
The Company by this Agreement undertakes with the Purchaser that it shall forthwith disclose in writing to the Purchaser any event or circumstance which arises after the date of this Agreement and prior to each of the Closings which would amount to a breach of or is inconsistent with any of the Warranties (which disclosure shall not affect the Company’s liability under this Agreement).

6.7
No information relating to the Group of which the Purchaser or any of its directors, officers, employees, agents or advisers has knowledge (actual or constructive) shall prejudice any claim made by the Purchaser under the Warranties, or operate to reduce any amount recoverable.

7.	UNDERTAKINGS

7.1	The Company confirms and undertakes to the Purchaser that:

(a)
the Company shall pay on behalf of the Purchaser, any direct or indirect affiliates or subsidiaries of the Purchaser, including any direct or indirect holding companies of the Purchaser and any subsidiaries of such holding companies, and any directors, officers, employees and agents (collectively, the “Purchaser Indemnitees”), and the Company shall defend, indemnify and hold harmless each of the Purchaser Indemnitees from, any actual (but not contingent) Loss suffered or incurred by any of the Purchaser Indemnitees as a result of: (i) any breach of any of the covenants, undertakings and obligations of the Company under any of the Finance Documents; (ii) any of the Warranties that is qualified as to materiality being untrue or misleading or breached in any respect and any of the other Warranties being untrue or misleading or breached in any material respect; and (iii) fraud or illegality on the part of any member of the Group;

(b)
the Company shall pay any stamp, issue, documentary and registration duties and other charges (including interest and penalties), if any, payable on or in connection with the creation, issue and offering of the Bonds and the Conversion Shares or the execution or delivery of the Finance Documents;

(c)
the Company shall make all necessary arrangements to ensure that the share certificates in respect of the Certificates are printed or otherwise produced and issued and delivered to the Purchaser in accordance with the provisions of this Agreement;

(d)
neither the Company nor any directly or indirectly held subsidiary of the Company will use the net proceeds from the issue and sale of the Bonds issued and sold pursuant to the Bond Instruments, in any amount for any purpose other than as specified below:

(A)	for the expansion of the Company’s and its subsidiaries’ distribution network within the People’s Republic of China (“PRC”);

(B)	for acquisitions of pharmaceutical companies in the PRC; and

(C)	for general working capital purposes (including, but not limited to, capital expenditure); and

(e)
neither the Company nor any directly or indirectly held subsidiary of the Company has or will repay, rebate, defer, reduce in any manner or otherwise alter the terms of any loans such that a Prohibited Action would occur.

7.2
The Company agrees and undertakes that, subject to the terms and conditions in this Agreement, it shall use its reasonable endeavors to take (or cause to be taken) all action and to do (or cause to be done) all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions and other matters contemplated by this Agreement and to fulfill all of the Conditions Precedent set out in Clause 4.1 and the execution and delivery of the agreements and instruments contemplated by this Agreement to be executed and delivered at each of the Closings, as applicable. In the event any claim, action, suit, investigation or other proceeding by any governmental authority or other Person is commenced which questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection with this Agreement, the parties agree to cooperate and use best endeavors to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use its best endeavors to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

7.3	The Company agrees with and undertakes to the Bondholder that:

(a)
it shall (and shall procure that each member of the Group shall) conduct its business in compliance with all applicable laws, rules, regulations and articles of association in all material aspects; and

(b)
it shall (and shall procure that each member of the Group shall) use its best endeavours to obtain all permits, approvals and registrations and make all disclosures, notifications and filings necessary or desirable for the operation of the business by the Company and any member of the Group as currently conducted.

7.4	The Company agrees with and undertakes to the Bondholder that:

(a)
it shall, by no later than the date falling 60 days after the date on which the First Closing occurs, procure that Guangzhou Hairui Xiexin Investment Consulting Co., Ltd and Guangdong Guo Yao Pharmaceutical Franchises Co., Ltd deliver to the Bondholder a copy of the relevant amendment or supplementary agreements to the existing VIE agreements between them.

(b)
it shall, by no later than the date falling 120 days after the date on which the First Closing occurs, provide to the Bondholder such evidence, as is acceptable in the opinion of the Bondholder in its sole and absolute discretion, demonstrating the assignment to Anhui Sino-Green TCM Tech Development Co., Ltd. of the lease agreement entered into by Anhui Xuelingxian Pharmaceutical Co., Ltd. for the right to occupy and use the land located at Mengwang and Limenlou Villages at Jiushili, Qiaocheng District, City of Bozhou, Anhui Province with a total area of 7.33 million square meters; and

(c)
it shall, by no later than the date falling 60 days after the date on which the First Closing occurs, procure that Tonghua Tongdetang Pharmaceutical & Medicinal Material Co., Ltd. (“Tonghua”) provides to the Bondholder the revised and re-executed labour agreement forms between Tonghua and its employees, which forms shall comply with all applicable PRC labour laws and regulations.

8.	EXPENSES AND PAYMENTS

8.1
Subject to Clause 8.2, the Company agrees to pay all costs and expenses incurred or to be incurred in connection with the issue and delivery of the Bonds, and all costs and expenses incurred or to be incurred in connection with the issue and delivery of the Conversion Shares and to bear all costs and expenses incurred or to be incurred in connection with the listing of the Conversion Shares (including the application for such listing).

8.2
If the Purchaser fails to perform its obligations to purchase Bonds on the Initial Closing Date when (i) the Company has performed all its obligations contained in this Agreement; and (ii) all conditions precedent to the purchase of Bonds contained in Clause 4 of this Agreement have been fulfilled or waived in writing by the Purchaser, then the Purchaser shall bear the costs and expenses (the "Purchaser's Costs and Expenses") of its own legal and other professional advisers incurred in connection with the negotiations in respect of the Finance Documents, the Bonds and related matters.  In all other cases, the Company agrees to pay the Purchaser's Costs and Expenses in accordance with the following provisions:

(a)
as provided in Clause 5.3(j) and, in connection with the First Closing, the Purchaser shall deduct the sum of US$250,000 from the consideration to be paid for the Bonds to be acquired on the Initial Closing Date;

(b)
the Purchaser shall use such sum so deducted to pay the Purchaser's Costs and Expenses for and as at each Closing and shall provide the Company with a written itemization of such costs and expenses within five Business Days of such Closing;

(c)
if and to the extent the Purchaser's Costs and Expenses are less than the sum of US$250,000, the Purchaser shall remit such difference to the Company promptly following the provision by the Purchaser of the itemization specified in paragraph (b) above; and

(d)	the maximum amount of Purchaser's Costs and Expenses payable by the Company shall be US$250,000.

8.3
The Company shall bear the costs and expenses of its own legal and other professional advisers incurred in connection with the issue of the Bonds, the negotiations in respect of the Finance Documents and related matters.

8.4
All payments by the Company (or on behalf of the Company) under this Agreement shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of any Tax (unless deduction or withholding of such Taxes is required by law in which case the Company shall pay such additional amounts as may be necessary to ensure that the payee receives the full amount due as if no such deduction or withholding had been made).

9.	TERMINATION

9.1	Without prejudice to any other rights and remedies available at any time to the relevant party:

(a)
If the Initial Conditions Precedent in respect of the First Closing have not been satisfied or waived in accordance with this Agreement by 15 October 2011 the obligations of the Parties hereunder shall terminate on such date, save as to any accrued rights and obligations of the respective Parties hereunder which survives such termination.

(b)
If the Additional Conditions Precedent in respect of the Second Closing have not been satisfied or waived in accordance with this Agreement by 30 October 2011 the obligations of the Parties hereunder with respect to such Second Closing shall terminate on such date, save as to any accrued rights and obligations of the respective Parties hereunder which survives such termination.

(c)
The Purchaser may by notice to the Company terminate this Agreement at any time before the relevant Closing Date, as applicable: (i) in the event of any breach of the Warranties prior to such Closing (any such breach to be assessed on the same basis as that which is described in Clause 4.1(b), (which, if capable of rectification, has not been rectified within five Business Days of a notice requiring rectification being given by the Purchaser to the Company); or (ii) if the Company has failed to perform any of its obligations which it is required to perform prior to such Closing under this Agreement in any material respect, and in each case to rescind this Agreement.

(d)
The Company may by notice to the Purchaser terminate this Agreement at any time before the Closing Dates, as applicable, if the Purchaser has failed to perform any of its obligations which it is required to perform prior to or at such Closing, as applicable, under this Agreement in any material respect (which, if capable of rectification, has not been rectified within five Business Days of a notice requiring rectification being given by the Company to the Purchaser) and in that case to rescind this Agreement.

9.2
Each party may by notice to the other terminate this Agreement at any time after 5:00 p.m. on each Closing Date, if at that time there is any Condition Precedent, which has not been satisfied or waived by the Purchaser in its sole and absolute discretion.

9.3
Upon such notice being given pursuant to Clause 9.1 or Clause 9.2, the parties to this Agreement shall, save as otherwise provided in this Agreement, be released and discharged from their respective obligations under this Agreement, except that Clauses 8 (Expenses and Payments), 17 (Miscellaneous) and 18 (Governing Law and Jurisdiction) shall continue in full force and effect.

10.	SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS

The representations, warranties, agreements, undertakings and indemnities in this Agreement shall continue in full force and effect, despite each Closing, as applicable, having taken place or any investigation made by the Purchaser.

11.	NOTICES

11.1
Any notice (which term shall in this Clause 11 include any other communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

11.2	Any such notice shall be addressed as provided in Clause 11.3 and may be:

(a)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address;

(b)	if within Hong Kong, sent by pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting;

(c)	if from or to any place outside Hong Kong, sent by pre-paid priority airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or

(d)
sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report (provided that any notice despatched by facsimile after 5:00 pm on any day (local time for the recipient) or otherwise than on a Business Day shall be deemed to have been received at 9:00 am on the next Business Day).

11.3	The addresses and other details of the parties referred to in Clause 11.2 are, subject to Clause 11.4, as follows:

In the case of the Company:
25/F New World Center, No. 6009
Yitian Road, Futian District, Shenzhen
People’s Republic of China
Fax no : +86 755 8303 9671
Attention : Mr. Yin Yun-lu

In the case of the Purchaser:
c/o Gen2 Partners Limited
2101-02, 2/F Infinitus Plaza
199 Des Voeux Road Central
Hong Kong
Fax No.: +852 2117 1410
Attn: Mr Bruce Tseng

11.4
Any party to this Agreement may notify the other party of any change to the address or any of the other details specified in Clause 11.3 (provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later).

12.	ASSIGNMENT

This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. No party shall take any steps to assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under or pursuant to this Agreement without the prior written consent of the other parties. In the absence of the prior written consent of the parties, this Agreement shall not be capable of assignment.

13.	ENTIRE AGREEMENT

This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties to this Agreement relating to the issue of the Bonds and the Conversion Shares and supersedes and extinguishes any other prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to the issue of the Bonds and Conversion Shares (provided that nothing in this Clause 13 shall limit or exclude any liability for fraud or fraudulent misrepresentation).

14.	COUNTERPARTS

This Agreement may be executed in counterparts, and by the parties to this Agreement on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

15.	TIME OF THE ESSENCE

Any time, date or period referred to in this Agreement may be extended by mutual agreement in writing between the parties to this Agreement, but (as regards any time, date or period originally fixed or any time, date or period so extended) time shall be of the essence

16.	RELATIONSHIP OF THE PARTIES

Nothing in this Agreement shall be deemed to constitute a partnership between the parties to this Agreement, nor constitute any of them the agent of the other party or otherwise entitle a party to bind the other party for any purpose.

17.	MISCELLANEOUS

17.1
Any provision of this Agreement which is capable of being performed after but which has not been performed at or before each of the Closings, as applicable, and all Warranties, undertakings and indemnities contained or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding such Closing.

17.2
Without prejudice to any other provision of this Agreement, each party to this Agreement shall (on being required to do so by the other party concerned), now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of such documents in a form reasonably satisfactory to the other party which the other party may from time to time reasonably require for giving full effect to this Agreement and securing to the other party the full benefit of the rights, powers and remedies conferred upon the other party in this Agreement.

17.3	No variation of this Agreement shall be effective unless made in writing and executed by the parties to this Agreement.

17.4	The rights, powers and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers or remedies provided by law or otherwise.

17.5
No failure to exercise nor any delay in exercising by any party to this Agreement any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof. No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

17.6
If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction affecting any of the parties to this Agreement or their properties or assets, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement shall not be affected in any other jurisdiction.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Subscription Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of Hong Kong.

18.2
Any disputes arising out of this Subscription Agreement, whether in tort, contract, under statute or otherwise, including any question regarding the existence, validity, interpretation, breach or termination of this Subscription Agreement, shall be finally resolved by arbitration under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force as at the date of this Subscription Agreement (the “Rules”), which Rules are deemed to be incorporated by reference into this Subscription Agreement, as amended herein.

18.3
The Tribunal shall consist of three (3) arbitrators, to be appointed in accordance with the Rules, as amended herein. The Parties agree that all three arbitrators can be selected from outside the panel of arbitrators of the Hong Kong International Arbitration Centre (“HKIAC”).

18.4	The appointing authority shall be HKIAC, which shall also administer any arbitration commenced under this Subscription Agreement.

18.5	The seat of the arbitration shall be Hong Kong.

18.6	The language of the arbitration proceedings shall be English.

18.7	Any award of the Tribunal (“Award”) shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to carry out the Award without delay.

18.8	The following provisions of the Arbitration Ordinance (chapter 609 of the laws of Hong Kong) shall apply to any arbitration hereunder:

19.8.1	Section 2 of Schedule 2 (“Consolidation of arbitrations”); and

19.8.2	Section 4 of Schedule 2 (“Challenging arbitral award on ground of serious irregularity”).

18.9	The following provisions of the Arbitration Ordinance (chapter 609 of the laws of Hong Kong) shall not apply to any arbitration hereunder:

19.9.1	Section 1 of Schedule 2 (“Sole Arbitrator”);

19.9.2	Section 3 of Schedule 2 (“Decision of preliminary question of law by Court”); and

19.9.3	Section 5 of Schedule 2 (“Appeal against arbitral award on question of law”).

18.10	Nothing in this Clause 18 shall be construed as preventing any Party from seeking conservatory or interim relief from any court of competent jurisdiction.

18.11
The Company irrevocably appoints Binomial BioPharm Group Limited and having its registered office at Flat E, 4/F., Valiant Industrial Centre, 2-12 Au Pui Wan Street, Fotan, Shatin, New Territories, Hong Kong as its authorised agent for service of any legal process in Hong Kong. If for any reason such agent shall cease to be such agent for service of process, the Company shall forthwith appoint a new agent for service of process in Hong Kong and deliver to the Purchaser a copy of the new agent’s acceptance of that appointment within 30 days.  Nothing in this Subscription Agreement shall affect the right to serve process in any other manner permitted by law.

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES

General

1.	Each company within the Group has been duly incorporated, is in good standing and is validly existing under the laws of its place of incorporation.

2.	Each company within the Group has full power, authority and legal right to own its assets, and carry on its business.

3.	All information provided to the Purchaser by the Company is true and accurate in all material respects.

Authority

4.
The Company has full power and authority to enter into, exercise his rights and perform its obligations under this Agreement, and has taken, fulfilled and done all actions, conditions and things required to be taken, fulfilled and done in order to:

(i)	enable it lawfully to enter into, exercise its rights and perform and comply with this Agreement; and

(ii)	ensure that its obligations under this Agreement are valid, legally binding and enforceable.

5.
The execution and performance of this Agreement by the Company will not result in a breach of, or constitute a default under, any instrument or agreement to which any company within the Group is a party to or by which any such person is bound.

Compliance with Laws

6.	Each company within the Group has at all times, conducted its business and corporate affairs in compliance with:

(i)	its Articles; and

(ii)	all applicable laws, rules and regulations (whether of Hong Kong or any other jurisdiction relevant to the Group) in all material respects.

7.
Each company within the Group has obtained and continues to hold all material licences, permits, consents, and approvals which are necessary for the conduct of the business as currently conducted by it (“Material Licences”), and all Material Licences are in full force and effect.

8.	No Material Licences have been revoked and no applications for the renewal of any Material Licence has been denied.

9.
Each Material Licence is in full force and effect and is unconditional or subject only to a condition that has been satisfied (and nothing more remains to be done under the condition).  No expenditure or work is or will be necessary to comply with, maintain or obtain a Material Licence.

10.
To the best knowledge of the Company, there is no indication that any Material Licence will be revoked, suspended, cancelled, varied or not renewed by the grantor of the Material Licence and each action required for the renewal or extension of each Material Licence has been taken.

11.
To the best knowledge of the Company, there are no circumstances which indicate that equivalent Material Licences (on no less favourable terms), if any, would not be granted to any relevant company within the Group following the purchase of the Bonds by the Purchaser as contemplated hereunder.

12.
To the best knowledge of the Company, no dispute, investigation or disciplinary enquiry is pending or threatened by any governmental agency or any issuing body of any Material Licence, nor are there any circumstances which may reasonably be expected to give rise to any such dispute, investigation or enquiry.

13.	To the best knowledge of the Company, no third party has any right to prevent any company within the Group from continuing to use its Material Licences.

Contracts

14.
To the best knowledge of the Company, each company within the Group is in compliance with its obligations under its existing contracts with any wholesalers, retailers, distributors or any other parties etc. pursuant to which it sells and/or markets its goods and/or services, (“Customer Contracts”) and so far as the Company is aware, no dispute is threatened or pending by any of the counterparties to such Customer Contracts, nor are there any circumstances which may reasonably be expected to give rise to any such dispute.

15.
To the best knowledge of the Company, all the material contracts, agreements or arrangements (including the Customer Contracts) to which each company within the Group is a party are in full force and effect and constitute valid and binding obligations on the parties to such contracts, agreements and arrangements which are enforceable in accordance with their terms.

16.
The Company has no knowledge of the invalidity of, or any ground for termination, avoidance or repudiation of, a Customer Contract.  No party with whom the Company has entered into a Customer Contract has given notice of its intention to terminate, or has sought to repudiate or disclaim, such Customer Contract, agreement or arrangement. The Company has received no written notice of any actual or proposed changes to the prices or other material terms of any Customer Contract.

Records and Accounts

17.	The copies of the Articles provided to the Purchaser are accurate and complete.

18.
The Company maintains systems of internal account controls sufficient to provide reasonable assurance that the transactions are executed in accordance with management’s general or specific authorizations and transactions are recorded as necessary to permit preparations of financial statements in conformity with the applicable generally accepted accounting principles.

19.
The consolidated balance sheets of the Company as filed with the U.S. Securities and Exchange Commission (“SEC”) as of 30 June 2011 and 31 December 2010 and the Consolidated Statements of Income and Comprehensive Income and the Consolidated Statements of Cash Flows with respect to the six month period ended 30 June 2011 and the 12 month period ended 31 December 2010  each as filed with the SEC gave a true and fair view of the Group's state of affairs as at the date of such financial statements, and of the profits and losses of the Group for the relevant periods as at the date of such financial statements.

20.	The capitalization structure of the Group as set forth in the financial statements provided to the Purchaser remains accurate.

No Litigation

21.
No company within the Group is engaged in any claims, prosecution, litigation, arbitration or governmental proceeding (including any disciplinary action or other investigation by any governmental agency having jurisdiction over affairs of such company within the Group) which may have a significant impact on the financial position or prospects of the Group taken as a whole, and as far as the Company is aware, no such claims, prosecution, litigation, arbitration, or proceeding is threatened or pending, nor are there any circumstances which may reasonably give rise to any such claims, prosecution, litigation, arbitration or proceeding.

Insurance

22.
The Group has insured against liabilities and losses and other such risks as are normal or usual to be insured by persons carrying on similar businesses in Hong Kong and the PRC (as the case may be) as those carried on by the Group concerned and such insurance are in full force and effect and so far as the Company is aware,  there are no circumstances which would render any such insurances void or voidable and there is no material insurance claim made by or against any company within the Group pending, threatened or outstanding and all due premiums in respect thereof have (if due) been paid.

Tax

23.
All returns for taxation purposes which ought to have been made by or in respect of the Group in Hong Kong, the PRC or other relevant jurisdictions, have been duly made, and all such returns are up-to-date, correct and on a proper basis, and are not subject to any dispute with the relevant taxation or revenue authorities.

24.	The Group has paid all taxes for which it is liable to account, if any, to the relevant taxation or revenue authorities.

Properties, Plants and Other Assets

25.	The Group has valid title to all the assets which are owned by it.

26.
In respect of those assets which are occupied but not owned by the Group, the Group has the legal right to occupy the same, upon the terms and conditions of the relevant tenancy or lease agreements (collectively the “Lease Agreements”), which are valid, subsisting, and are in full force and effect.

27.
The Group has in all material respects complied with the terms and conditions of the Lease Agreements, and no notice of any alleged breach of any of the terms and conditions of the relevant Lease Agreements has been served on or received by the Company.

28.
Each company within the Group is and has since the inception of its business been in compliance in all material respects with all quality control procedures and testing requirements in relation to its assets which are required by law or applicable regulations.

Material Adverse Change

29.	Except as set forth in the Finance Documents, since the date of the accounts which was last provided to the Purchaser:

(i)
the Group’s business has been carried on in the ordinary and normal course of business and no contracts or commitments of an unusual or unduly onerous nature have been entered into by any company within the Group;

(ii)	there has been no material depletion in the net assets of the Group taken as a whole; and

(iii)
no material adverse change, event or development has occurred which the Company is aware of or ought to be aware of, involving a prospective material adverse change to the business, assets, financial condition, results of operations or prospects of the Group taken as a whole.

Intellectual Property Rights

30.	The Group is the legal and beneficial owner of the Intellectual Property Rights.

31.
The Group has not received any material claim, demand or challenge from any third party which may affect the validity, ownership, protection, exploitation or enforceability of any of the Intellectual Property Rights in any material respect and, so far as the Company is aware, there are no pending or threatened opposition, cancellation, invalidation or litigation proceedings against any Group Company in relation to the Intellectual Property Rights.

32.	The Intellectual Property Rights are free from any Encumbrance, license, purported license, or material third party claims of any kind.

33.	So far as the Company is aware, the continued registration and use of the Intellectual Property Rights do not infringe the rights of any third party.

Solvency

34.	Each company within the Group is solvent and able to pay its debts as they fall due, and has assets of greater value than its liabilities.

35.
No order has been made, or petition presented, or resolution passed for the winding up of any company within the Group, nor has any distress, execution or other process been levied against any company within the Group, or action taken to repossess goods in the possession of the company within the Group.

36.
No steps have been taken for the appointment of an administrator or receiver of any part of the Group’s property and no company within the Group has made or proposed any arrangement or composition with its creditors or any class of its creditors.

37.	No floating charge created by any company within the Group has crystallized and there are no circumstances likely to cause such a floating charge to crystallize.

Employment Matters

38.	No company within the Group entered into any engagement, service, consultancy, or employment contract with any of its directors, secretaries or any other person on any unusual terms.

39.
The directors or senior management of the companies within the Group have entered into employment contracts containing conventional confidentiality and non-compete clauses as would normally be contained in such employment contracts. No directors or senior management of the companies within the Group have given or been given notice terminating their employment contracts to the extent that such termination would have a material adverse effect on the Group as a whole. Except as notified to the Purchaser in writing prior to the date of this Agreement, there are no proposals to terminate the employment or consultancy of any directors, senior management or consultants of the companies within the Group who perform functions analogous to employees or to vary or amend their terms of employment or consultancy (whether to their detriment or benefit).

40.	As far as the Company is aware, there are no labour strikes or work stoppages pending, or being threatened against the Group which would adversely affect the Group’s business taken as a whole.

Related Party Transactions

41.
Except for any relevant loans made by the Company to any of its Subsidiaries prior to or as at each Closing, no company within the Group has entered into any contract, agreement, arrangement or other transaction with any related party which was not on an arm’s-length basis.

Specific PRC Related Matters

42.	The equity interests and material assets of each of the PRC incorporated companies within the Group owned directly or indirectly by the Company are legal and free and clear from any Encumbrance.

43.	Anhui Xuelingxian Pharmaceutical Co., Ltd. will not be as from 1 January 2012 engaged in any Chinese traditional herb plantation.

SCHEDULE 2

FORM OF THE BOND INSTRUMENT

ANNEX A

LEGAL OPINION UNDER CLAUSE 5.3(d)(i)

ANNEX B

LEGAL OPINION UNDER CLAUSE 5.3(d)(ii)

EXECUTED as an agreement.

SIGNED by	)
)
for and on behalf of	)
GLOBAL PHARM HOLDINGS	)
GROUP, INC.	)
in the presence of:	)

/s/ Yin Yun-Lu
Title: Director

/s/ Cynthia Tan
Name: Cynthia Tan

SIGNED by	)
)
for and on behalf of	)
BLAZER DELIGHT LIMITED	)
in the presence of:	)

/s/ Bruce Tseng
Title: Director

/s/ Matthew D. Puhar
Name: Matthew D. Puhar